Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Strive, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	15.00% Series A Perpetual SATS Preferred Stock, $0.001 par value per share	(1)	457(r)		$	$1,000,000,000.00	0.0000870	$87,000.00

Total Offering Amounts:							$1,000,000,000.00		87,000.00
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$87,000.00

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Offering Note(s)

(1)	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act. In accordance with Rules 465(b) and 457(r) under the Securities Act, the registrant initially deferred payment of all of the registration fee with respect to an indeterminate amount of the registrant’s 15.00% Series A Perpetual SATS Preferred Stock, $0.001 par value per share being registered under Registration Statement No. 333-290252 filed with the Securities and Exchange Commission on September 15, 2025 (the “Registration Statement”) as may from time to time be offered under the Registration Statement at indeterminate prices.

The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related “at-the-market” offering of the Company’s 15.00% Series A Perpetual SATS Preferred Stock, $0.001 par value per share. The maximum aggregate offering price of such offering is $1,000,000,000.